EXHIBIT 12


               Computation of Ratio of Earnings to Fixed Charges

                             CAMPBELL SOUP COMPANY
                      RATIO OF EARNINGS TO FIXED CHARGES



                                                     6 MONTHS
                                                      ENDING                     FISCAL YEAR ENDED
                                                     ---------   ------------------------------------------------
($ MILLIONS)                                          1/28/01    07/30/00  08/01/99  08/02/98  08/03/97  07/28/96
                                                     ---------   --------  --------  --------  --------  --------

EARNINGS
Earnings before taxes                                      722      1,077     1,097     1,073       991     1,072
Interest expense                                           108        198       184       189       166       125
Amortization of debt issuance costs                          1          2         3         2         1         1
Interest portion of rent                                    10         21        22        19        18        17
Amortization of previously capitalized interest              3          5         5         6         6         5
Minority interest                                            0          1         1         6         7        17
Undistributed earnings of affiliates                         0          0       (2)       (1)       (0)        (1)
                                                        ------     ------    ------    ------    ------    ------
EARNINGS                                                   844      1,304     1,310     1,294     1,189     1,236
                                                        ======     ======    ======    ======    ======    ======

FIXED CHARGES
Gross interest:
   Interest expense                                        108        198       184       189       166       125
   Capitalized interest                                      2          6         6         5        11        11
Amortization of debt issue costs                             1          2         3         2         1         1
Interest portion of rent                                    10         21        22        19        18        17
                                                        ------     ------    ------    ------    ------    ------
FIXED CHARGES                                              121        227       215       215       196       154
                                                        ------     ------    ------    ------    ------    ------

RATIO OF EARNINGS TO FIXED                                 7.0        5.7       6.1       6.0       6.1       8.0
CHARGES                                                 ======     ======    ======    ======    ======    ======


The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include earnings from continuing operations before equity in earnings of affiliates and minority interests, amortization of capitalized interest, taxes on earnings and fixed charges (excluding capitalized interest). Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. In fiscal 1999, 1998, and 1997, Campbell Soup Company recorded restructuring charges of $36 million, $262 million, and $204 million, respectively. Excluding the effect of such charges, the ratio of earnings to fixed charges would have been 6.3 in 1999, 7.2 in 1998 and 7.1 in 1997.